UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
May 15, 2001
(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	63-1097283
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3760 River Run Drive	35243
Birmingham, Alabama	(Zip Code)
(Address of principal executive offices)

(205) 970-7000
(Registrant's telephone number, including area code)

Item 5.   Other Events.

On May 15, 2001, the Registrant issued a press release announcing an that it has amended its credit facility and joined the Federal Home Loan Bank of Chicago. A copy of this press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 7.   Financial Statements and Exhibits.
   (c)       Exhibits

                            Exhibit No.           Description
                               99.1                   Press Release dated May 15, 2001.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of May 15, 2001.

VESTA INSURANCE GROUP, INC.

By:   /s/   Donald W. Thornton
Its:          Senior Vice President --
              General Counsel and Secretary

EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                         Contact:   Charles R. Lambert
                                                                                                                               Manager – Investor Relations
                                                                                                                               (205) 970-7030
                                                                                                                                CLambert@vesta.com

VESTA INSURANCE EXPANDS BORROWING CAPACITY

Increases Bank Credit Facility and Joins FHLB of Chicago

     BIRMINGHAM, Ala. -- May 15, 2001 -- Vesta Insurance Group, Inc. (NYSE: VTA) announced two initiatives that provide the company with additional financial flexibility.

     Vesta has completed an amendment to its credit facility with First Commercial Bank of Birmingham, Ala. The agreement is effective May 1, 2001 and allows Vesta to borrow up to $30 million. The credit facility has a term of two years with an interest rate of prime on the secured portion of the facility and prime plus 1/4 % on the unsecured portion of the facility.

     In addition, Vesta Fire Insurance Corporation has become a member of the Federal Home Loan Bank of Chicago, giving the Company access to a reliable source of liquidity and flexible financial products to enhance its asset management.

     "Increasing our credit line from First Commercial and joining the Federal Home Loan Bank of Chicago reflect the increased financial strength of Vesta Insurance," said James E. Tait, Chairman of Vesta.

     The Federal Home Loan Bank of Chicago, one of 12 banks in the Federal Home Loan Bank System, is a $36 billion wholesale bank providing housing financing to member institutions in Illinois and Wisconsin. The Federal Home Loan Banks are rated AAA/Aaa, the highest possible rates, by Standard & Poor's Rating Service and Moody's Investor Service.

      "The relationships with our banking partners allows us to create additional financial flexibility," said W. Perry Cronin, Chief Financial Officer. "We appreciate the confidence that these two institutions have shown in our company and we look forward to working with them."

About Vesta Insurance Group, Inc.

      Vesta Insurance Group, Inc., headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

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